Exhibit 10.1
AMENDMENT TO LEASE
    THIS AMENDMENT TO LEASE (this “First Amendment”) is made as of July 1, 2021 (the “Effective Date”) by and between SMOKY HOLLOW INDUSTRIES, LLC, a California limited liability company (“Lessor”), and BEYOND MEAT, INC., a Delaware corporation formerly known as Savage River, Inc. (“Lessee”).
RECITALS
A.    Lessee and Lessor entered into that certain AIR Commercial Real Estate Association Standard Industrial/Commercial Single-Tenant Lease – Net dated (for reference purposes only) January 18, 2017 (the “Original Lease”), for premises commonly known as 1325 E. El Segundo Boulevard, El Segundo, California (the “Existing Premises”).
B.    Lessor and Lessee wish to amend certain provisions of the Original Lease as set forth in this First Amendment. Defined terms used in this First Amendment without definition have the meanings given to them in the Original Lease. The Original Lease, as amended by this First Amendment, is defined as the “Lease”.
    NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Lessor and Lessee agree as follows:
AGREEMENT
1.Premises. Effective as of the Expansion Premises Commencement Date (as defined in Section 2 below), the “Premises”, as defined in the Original Lease, shall be expanded to include (a) the Existing Premises, and (b) approximately 10,200 square feet of premises in a multi-tenant building at 1320 E. Franklin Avenue, El Segundo, California (the “Expansion Premises”). The Expansion Premises are further set forth on Exhibit A attached hereto. Lessee also may use all non-exclusive common areas on the real property on which the Expansion Premises is located.
2.Term. The term of Lessee’s lease of the Expansion Premises shall commence on the later to occur of (i) Effective Date and (ii) the date the Expansion Premises are delivered to Lessee in broom clean condition, free of all tenancies, and free and clear of all personal property and debris (the “Expansion Premises Commencement Date”), and shall expire on January 31, 2022 (the “Expansion Premises Expiration Date”); except, that, if the Expansion Premises Commencement Date has not occurred by July 15, 2021, then Lessee will have a continuing right to rescind this Amendment until the Expansion Premises Commencement Date by providing written notice of such rescission to Lessor, and such rescission shall be effective upon receipt (or deemed receipt) of the same (in which event the Original Lease shall continue to govern the Existing Premises). Lessee shall have no option to extend the term of the Expansion Premises. The term of Lessee’s lease of the Expansion Premises, commencing as of the Expansion

Premises Commencement Date and expiring as set forth in the immediately preceding sentence is defined as the “Expansion Term”.
3.Parking. The Expansion Premises includes for no additional cost the use of fourteen (14) reserved parking spaces. The location of such reserved parking spaces is depicted in the site plan attached hereto as Exhibit B.
4.Base Rent for Expansion Premises. During the Expansion Term, the Base Rent shall increase by Twenty Thousand Dollars ($20,000.00) per month for the Expansion Premises (the “Expansion Premises Rent”) to Sixty-Two Thousand Two Hundred Five Dollars ($62,205.00) per month. Lessor and Lessee acknowledge that the Expansion Premises Rent is based on a modified gross lease structure and includes Lessee’s share of all real property taxes, Lessor’s insurance costs, and common area expenses respecting the Expansion Premises.
5.Increase in Security Deposit. Lessee shall deposit with Lessor within five (5) business days after mutual execution of this First Amendment the sum of Twenty Thousand Dollars ($20,000.00) for Lessee’s faithful performance of its obligations under the Lease.
6.Maintenance; Repairs. Lessee shall keep the interior of the Expansion Premises in good order, condition, and repair, including, without limitation, all plumbing, HVAC equipment, electrical, lighting facilities, interior surfaces of exterior walls, ceilings, floors, windows, doors, plate glass, and skylights, but excluding any items that are the responsibility of Lessor under the Original Lease and any items or equipment common to more than one tenant in the building in which the Expansion Premises are located.
7.Attorneys’ Fees. In the event of the bringing of any action or suit by a party hereto against another party hereunder to enforce any provisions of this First Amendment, then in that event the prevailing party may have and recover from the other party, besides damages, equitable or other relief, all costs and expenses of the action or suit and any appeals therefrom, including reasonable attorneys’ fees and court costs and costs of expert witnesses, and fees incurred to enforce any judgment therefrom. This provision regarding attorneys’ fees incurred to enforce a judgment shall be severable from all other provisions of this First Amendment, shall survive any judgment, and shall not be deemed merged into the judgment.
8.Reference Only; Governing Law. The captions of Articles, Sections, and sub-Sections of this First Amendment are for convenience only and do not limit or amplify the terms and provisions of this First Amendment. Interpretation of this First Amendment shall be governed by the laws of the State of California.
9.No Brokers. Lessor represents and warrants to Lessee, and Lessee represents and warrants to Lessor, that no broker or finder has been engaged by it, respectively, in connection with the transactions contemplated by this First Amendment, or to its knowledge is connected with any of such transactions. If any claims occurs for brokers’ or finders’ fees or commissions with the negotiation, execution or consummation of this First Amendment, then as a covenant which shall survive the termination of this First Amendment, Lessee shall indemnify, save and hold harmless and defend Lessor against such claims if they shall be based upon any statement or representation or agreement by Lessee, and Lessor shall indemnify, save and hold harmless and defend Lessee if such claims shall be based upon any statement, representation or agreement made by Lessor.
10.Full Force and Effect. Except as modified by this First Amendment, the Lease is ratified and confirmed and all the terms, covenants, conditions, and agreements therein contained remain in full force and effect.
11.Preparation of First Amendment. The parties hereto hereby acknowledge and agree this First Amendment shall not be construed or interpreted against either of the parties hereto by virtue of the identity of the preparer.
12.Severability. If any term or other provision of this First Amendment is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms and provisions of this First Amendment shall nevertheless remain in full force and effect as long as the economic or legal substance of the transactions contemplated hereby is not effected in any manner materially adverse to any of the parties. Upon such determination that any term of or other provision is invalid, illegal, or incapable of being enforced, the affected parties shall negotiate in good faith to modify this First Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner so the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.
13.Other General Provisions. The Lease, as modified by this First Amendment, constitutes the entire agreement between Lessor and Lessee regarding the subject matter set forth herein. If there is any conflict between the terms of the Lease and the terms in this First Amendment, the terms specifically set out in this First Amendment shall control. After the Effective Date, any references to “the Lease” or “this Lease” in the Original Lease shall mean the Lease as modified by this First Amendment. Time is of the essence of each provision of this First Amendment.
14.Governing Law. This First Amendment is being executed, delivered, and is intended to be performed in Los Angeles County, California, and the substantive laws of California will govern the validity, construction, and enforcement of this First Amendment.
15.Execution and Counterparts. This First Amendment may be executed in several counterparts, including facsimile or electronic (e.g., portable document file format) counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute only one instrument. Each party shall receive a duplicate original of the counterpart copy or copies executed by such party.
16.No Right to Holdover.
16.1Lessee has no right to retain possession of the Expansion Premises or any part thereof beyond the expiration or earlier termination of the Expansion Term. If Lessee retains possession of the Expansion Premises after the Expansion Premises Expiration Date, then Lessee shall provide non-exclusive access to the Expansion Premises, upon reasonable notice from Lessor requesting such access, to allow Lessor to commence preliminary site and building construction and, on condition that Lessee provides such access, the monthly Expansion Premises Rent shall continue to be the amount set forth in Section 4 hereof. Lessor will describe to Lessee in reasonable detail and in advance of all work to be constructed within or in immediate proximity of the Expansion Premises. Lessor will use commercially reasonable efforts to not bother Lessee during any holdover period.
16.2If Lessee retains possession of the Expansion Premises after the Expansion Premises Expiration Date and does not provide access to the Expansion Premises in accordance with Section 16.1, then the monthly Expansion Premises Rent shall increase as follows commencing in the calendar month when access to the Expansion Premises ceased and continuing until the last day of the calendar month in which such access is restored: per the following schedule: February 2022 – $92,205.00; March 2022 – $102,205.00; April 2022 – $112,205.00; May 2022 – $137,205.00; June 2022 – $162,205.00; and July 2022 and each calendar month thereafter – $187,205.00. Nothing contained herein shall be construed as consent by Lessor to any holding over of the Expansion Premises by Lessee.
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IN WITNESS WHEREOF, Lessor and Lessee have duly executed and delivered this First Amendment as of the day and year first above written.

LESSOR:	SMOKY HOLLOW INDUSTRIES LLC, a California limited liability company By:/s/ Mark Telesz Name: Mark Telesz Title: Member
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SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE

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LESSEE:	BEYOND MEAT, INC., a Delaware corporation By: /s/ Sanjay Shah Name: Sanjay Shah Title: COO

EXHIBIT B TO FIRST AMENDMENT TO LEASE